EXHIBIT 3.4

EXHIBIT A

FORM OF
AMENDMENT TO THE ARTICLES OF INCORPORATION
OF VYTERIS HOLDINGS (NEVADA), INC.

                Important: Read attached instructions before completing

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
-Remit in Duplicate-

1. Name of corporation:	VYTERIS HOLDINGS (NEVADA), INC.

2. The articles have been amended as follows (provide article numbers, if available):

A. Article I of the corporation's articles of incorporation is amended to provide as follows:

"Name. The name of the corporation is Vyteris, Inc. (hereinafter, the "Corporation)."

B. Article IV of the corporation's articles of incorporation is amended to provide as follows:

"Common Stock. The Corporation shall have the authority to issue Two Hundred Million (200,000,000) shares of common stock having a par value of $.001 per share
("Common Stock"). Fully paid Common Stock of the Corporation shall not be liable for further call or assessment. The authorized shares of Common Stock shall be issued at the discretion of the Board of Directors of the Corporation."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Majority     *

4. Officer Signature (Required):
/s/

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.